Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2021 RESULTS AND RECENT DEVELOPMENTS

Completed $172 Million in Real Estate Investments

HUNT VALLEY, MARYLAND – November 4, 2021 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2021.  The Company reported net income for the quarter of $142.8 million or $0.58 per common share.  The Company also reported Nareit Funds From Operations (“Nareit FFO”) for the quarter of $180.7 million or $0.73 per common share, Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) of $208.8 million or $0.85 per common share, and Funds Available for Distribution (“FAD”) of $198.8 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Facility occupancy continued to improve in the quarter but still sits meaningfully below pre-pandemic levels, and as a result, many operators continue to rely on federal and state government support.  While an additional allocation of federal support was announced in the third quarter, it remains to be seen whether this will be sufficient to fund operator obligations through this continuing pandemic.”

Mr. Pickett continued, “Although we reported strong third quarter adjusted FFO and FAD, these results include approximately $16 million of revenue recognized by applying security deposits, letters of credit and collateral to Agemo and Gulf Coast’s contractual obligations.  When this collateral is exhausted and if these tenants continue not to pay rent, we expect that this would reduce our near-term adjusted FFO and FAD financial results.”

Mr. Pickett concluded, “As we have throughout this crisis, we would like to highlight the incredible efforts of our operators and their heroic employees, who continue to work tirelessly to bravely protect and care for their residents.”

2021 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS

In Q4 2021, the Company…

●	declared a $0.67 per share quarterly cash dividend on common stock.

In Q3 2021, the Company…

●	completed $66 million of mortgage loan investments.
●	invested $96 million in capital renovation and construction-in-progress projects.
●	completed $10 million of real estate acquisitions.
●	sold 15 facilities for $110 million in cash proceeds, generating a $56 million gain.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q2 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	entered into a new $1.45 billion unsecured credit facility.
●	entered into a new $50 million term loan.
●	implemented a new $1.0 billion ATM program.
●	completed $6 million of mortgage loan investments.
●	sold six facilities for $13 million in cash proceeds, generating a $4 million gain.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q1 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	issued $700 million aggregate principal amount of 3.250% Senior Notes due 2033.
●	repurchased $350 million aggregate principal amount of 4.375% Senior Notes due 2023.
●	completed $595 million of real estate acquisitions.
●	sold 24 facilities for $188 million in cash proceeds, generating a $100 million gain.
●	invested $17 million in capital renovation and construction-in-progress projects.
●	Inspīr Carnegie Hill (Upper East Side, Manhattan) opens doors to residents.
●	paid a $0.67 per share quarterly cash dividend on common stock.
●	was included in the 2021 Bloomberg Gender-Equality Index.

NET INCOME

The Company reported net income of $142.8 million, or $0.58 per common share, on revenues of $281.7 million for the quarter ended September 30, 2021. This compares to a net loss of ($93.8) million, or ($0.40) per common share, on revenues of $119.2 million, for the same period in 2020.

For the nine months ended September 30, 2021, the Company reported net income of $394.1 million, or $1.62 per common share, on revenues of $812.9 million. This compares to net income of $100.5 million, or $0.43 per common share, on revenues of $628.6 million, for the same period in 2020.

The year-over-year increase in net income for the nine-month period ended September 30 was primarily due to (i) a $146.7 million increase in gain on the sale of assets, (ii) a $122.1 million decrease in the write-off of non-cash revenue (primarily straight-line revenue), (iii) $62.2 million in revenue from incremental new investments completed, and (iv) a $9.9 million increase in income from unconsolidated joint ventures. The increase in net income was partially offset by (i) a $29.8 million increase in loss on early extinguishment of debt, (ii) a $9.9 million increase in interest expense, and (iii) a $9.4 million increase in depreciation and amortization expense from new investments.

Net income for the three and nine months ended September 30, 2021 includes revenue recognized related to the application of security deposits and letter of credit proceeds, as well as revenue recognized based upon our ability to offset uncollected contractual rental obligations due from an operator against the interest and principal of certain Omega debt obligations.

THIRD QUARTER 2021 RESULTS

Revenues – Revenues for the quarter ended September 30, 2021 totaled $281.7 million, which included $12.1 million of straight-line and other non-cash revenue, $9.3 million of revenue related to the application of security deposits and letters of credit proceeds, $6.5 million of revenue recognized based on our ability to offset uncollected rent due from an operator against the interest and principal of certain debt obligations of Omega, $5.9 million of non-recurring revenue, and $3.6 million of real estate tax and ground rents, which were partially offset by a $2.2 million write-off of straight-line and other non-cash revenue.

Expenses – Expenses for the quarter ended September 30, 2021 totaled $194.2 million, primarily consisting of $86.1 million of depreciation and amortization expense, $55.8 million of interest expense, a $25.5 million provision for estimated current expected credit losses (“CECL”), $9.3 million of general and administrative (“G&A”) expense, $5.7 million of stock-based compensation expense, $4.9 million of impairment on real estate properties, $3.6 million of real estate tax and ground lease expense, and $3.2 million of amortized deferred financing costs.

Other Income and Expense – Other income and expense for the quarter ended September 30, 2021 totaled $54.8 million, which included $56.2 million of gain on assets sold, which was offset by $0.8 million of other expense and $0.6 million in charges related to the early extinguishment of debt obligations.

Funds From Operations – Nareit FFO for the quarter ended September 30, 2021 was $180.7 million, or $0.73 per common share, on 246.6 million weighted-average common shares outstanding, compared to $15.1 million, or $0.06 per common share, on 234.6 million weighted-average common shares outstanding, for the same period in 2020.

The $180.7 million of Nareit FFO includes a $2.2 million write-off of non-cash straight-line revenue, a $25.5 million provision for CECL, $9.3 million of revenue related to the application of security deposits and letters of credit proceeds, $6.5 million of revenue recognized based on our ability to offset uncollected rent due from an operator against the interest and principal of certain Omega debt obligations, $5.7 million of non-cash stock-based compensation expense, and a $0.6 million loss on early extinguishment of debt, which were partially offset by $5.9 million of non-recurring revenue.

The $15.1 million of Nareit FFO for the quarter ended September 30, 2020 included a $143.3 million write-off of non-cash revenue, a $32.1 million provision for credit losses, $5.1 million of non-cash stock-based compensation expense, a $1.6 million provision for uncollectible receivables related to an unconsolidated joint venture, a $1.2 million loss on early extinguishment of debt related to an unconsolidated joint venture, a $0.9 million loss on extinguishment of debt and $0.9 million in severance expense offset by $8.1 million of non-recurring revenue and a $0.3 million recovery on direct financing leases.

Adjusted FFO was $208.8 million, or $0.85 per common share, for the quarter ended September 30, 2021, compared to $191.8 million, or $0.82 per common share, for the same quarter in 2020. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

FINANCING ACTIVITIES

ATM Programs and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended September 30, 2021, the Company sold 1.3 million shares of its common stock under its 2021 ATM Program and its Dividend Reinvestment and Common Stock Purchase Plan. Aggregate gross proceeds from these sales generated $48.5 million in the third quarter and $279.6 million year-to-date:

	At-the-Market Programs for 2021
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	1,617	2,497	37	4,151
Average price per share	$37.95	$37.00	$36.53	$37.37
Gross proceeds	$61,355	$92,402	$1,354	$155,111

	Dividend Reinvestment and Common Stock Purchase Plan for 2021
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	416	1,640	1,279	3,335
Average price per share	$37.23	$37.69	$36.88	$37.32
Gross proceeds	$15,491	$61,795	$47,178	$124,464

2021 RECENT AND THIRD QUARTER PORTFOLIO ACTIVITY

Q4 2021 Portfolio Activity:

Guardian – In October 2021, Guardian Healthcare (“Guardian”) failed to make contractual rent and interest payments under its lease and mortgage loan agreements. Guardian represents 3.7% of Omega’s third quarter 2021 contractual rent and interest. Omega is in active discussions to transition a significant portion of this portfolio to an unrelated third party but has not reached any agreement. Omega holds letters of credit from Guardian equal to $7.4 million.

Q3 2021 Portfolio Activity:

Agemo – Agemo Holdings, LLC (“Agemo”) failed to pay contractual rent and interest to Omega from August 2021 through October. During August and September 2021, the Company recorded $8.4 million of revenue by drawing on Agemo’s letters of credit and through application of Agemo’s security deposit. Additionally, the Company recorded an aggregate provision for credit loss of $16.7 million on a $25.0 million working capital loan and a $32.0 million term loan with Agemo to reduce the value of these loans to the fair value of the collateral.

Gulf Coast – In June of 2021, Gulf Coast Health Care, LLC (together with certain affiliates “Gulf Coast”) stopped paying contractual rent under its master lease agreement for 24 facilities and the Company placed it on a cash basis of revenue recognition. In the third quarter, the Company recorded $7.4 million of revenue related to Gulf Coast through application of its security deposit and based on Omega’s ability to offset its uncollected contractual rent against the interest and principal of certain debt obligations of Omega. On October 14, 2021, Gulf Coast commenced voluntary cases under chapter 11 of the United States Bankruptcy Code. The Company has entered into a restructuring support agreement with Gulf Coast and has agreed to provide up to $25 million in senior secured debtor-in-possession financing, subject to certain conditions, to provide liquidity and assist with the transition of operations in the Company’s 24 facilities.

$172 Million of Real Estate Investments – In the third quarter of 2021, the Company completed approximately $66.0 million of mortgage loan investments, $9.6 million of real estate acquisitions, $15.8 million in capital renovations and $80.1 million of new construction projects, consisting of the following:

$66 Million Mortgage Loan – On July 1, 2021, the Company financed six skilled nursing facilities in Ohio and amended an existing $6.4 million mortgage to include the six facilities in a consolidated $72.4 million mortgage for eight Ohio facilities bearing interest at an initial rate of 10.5% per annum.

$10 Million Real Estate Acquisition – On July 14, 2021, the Company acquired two care home facilities (similar to assisted living facilities (“ALFs”) in the United States) located in the United Kingdom from an unrelated third party for approximately $9.6 million. The two facilities with 80 beds were added to an existing operator’s master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$80 Million of Construction-in-progress – In the third quarter of 2021, the Company invested $80.1 million under its construction-in-progress programs. This includes the purchase of a real estate property located in Washington, D.C. for approximately $68.0 million that Omega, in conjunction with Maplewood Senior Living, plans to redevelop into a 174-bed ALF and lease back to Maplewood Senior Living.

$16 Million of Capital Renovations – In the third quarter of 2021, the Company invested $15.8 million under its capital renovation programs.

Asset Sales and Impairments:

$110 Million in Asset Sales – In the third quarter of 2021, the Company sold 15 facilities for $109.7 million in cash, recognizing a gain of approximately $56.2 million.  Seven of these assets were previously classified as held for sale.

Impairments and Assets Held for Sale – During the third quarter of 2021, the Company recorded a net impairment charge of $4.9 million to reduce the net book value of six facilities to their estimated fair values or expected selling prices.

As of September 30, 2021, the Company had 11 facilities classified as assets held for sale, totaling approximately $21.5 million.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2021, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.19%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, and $364.0 million of secured debt.  As of September 30, 2021, total cash and cash equivalents were $102.7 million and the Company had its full $1.45 billion of undrawn capacity on its revolving credit facility.

DIVIDENDS

On October 25, 2021, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid November 15, 2021, to common stockholders of record as of the close of business on November 5, 2021.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, November 5, 2021 at 10 a.m. Eastern time to review the Company’s 2021 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2021 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 3Q Earnings Call” hyper link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage.  Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the United States, as well as in the United Kingdom.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

Novel coronavirus (“COVID-19”) data has been provided by our operators. We caution that we have not independently validated facility virus incidence information, it may be reported on an inconsistent basis by our operators, and we can provide no assurance regarding its accuracy or that there have not been any changes since the time the information was obtained from our operators; we also undertake no duty to update this information.

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs, staffing shortages and decreased occupancy levels experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with infection control and vaccine protocols, the long-term impact of vaccinations on facility infection rates, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$9,268,967	$8,702,154
Less accumulated depreciation	(2,174,546)	(1,996,914)
Real estate investments – net	7,094,421	6,705,240
Investments in direct financing leases – net	10,762	10,764
Mortgage notes receivable – net	873,737	885,313
	7,978,920	7,601,317
Other investments – net	434,028	467,442
Investments in unconsolidated joint ventures	193,741	200,638
Assets held for sale	21,528	81,452
Total investments	8,628,217	8,350,849

Cash and cash equivalents	102,664	163,535
Restricted cash	3,341	4,023
Contractual receivables – net	16,658	10,408
Other receivables and lease inducements	236,964	234,666
Goodwill	651,354	651,737
Other assets	140,751	82,231
Total assets	$9,779,949	$9,497,449

LIABILITIES AND EQUITY
Revolving credit facility	$—	$101,158
Secured borrowings	363,963	369,524
Senior notes and other unsecured borrowings – net	4,909,090	4,698,570
Accrued expenses and other liabilities	260,630	280,824
Deferred income taxes	8,798	10,766
Total liabilities	5,542,481	5,460,842

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 238,939 shares as of September 30, 2021 and 231,199 as of December 31, 2020	23,893	23,119
Additional paid-in capital	6,425,720	6,152,887
Cumulative net earnings	2,978,183	2,594,735
Cumulative dividends paid	(5,393,284)	(4,916,097)
Accumulated other comprehensive income (loss)	1,476	(12,768)
Total stockholders’ equity	4,035,988	3,841,876
Noncontrolling interest	201,480	194,731
Total equity	4,237,468	4,036,607
Total liabilities and equity	$9,779,949	$9,497,449

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Rental income	$243,583	$81,207	$696,408	$516,735
Real estate tax and ground lease income	3,581	2,019	9,472	9,523
Income from direct financing leases	257	258	772	775
Mortgage interest income	23,047	24,013	70,693	65,378
Other investment income	10,780	11,286	34,245	32,870
Miscellaneous income	424	394	1,270	3,315
Total revenues	281,672	119,177	812,860	628,596

Expenses
Depreciation and amortization	86,097	81,072	256,745	247,301
General and administrative	9,299	9,328	28,721	29,238
Real estate tax and ground lease expense	3,639	2,489	10,092	10,534
Stock-based compensation expense	5,706	5,122	16,913	14,380
Acquisition, merger and transition related costs	—	36	1,814	62
Impairment on real estate properties	4,942	28,105	42,453	43,732
Recovery on direct financing leases	—	(324)	(717)	(1,076)
Provision for credit losses	25,511	32,076	28,023	33,577
Interest expense	55,827	51,800	167,254	157,332
Interest – amortization of deferred financing costs	3,152	2,462	9,125	7,384
Total expenses	194,173	212,166	560,423	542,464

Other income (expense)
Other expense – net	(749)	(82)	(666)	(675)
Loss on debt extinguishment	(642)	(896)	(30,707)	(896)
Realized (loss) gain on foreign exchange	(18)	19	670	(50)
Gain (loss) on assets sold – net	56,169	(749)	160,634	13,932
Total other income (expense)	54,760	(1,708)	129,931	12,311

Income (loss) before income tax expense and income from unconsolidated joint ventures	142,259	(94,697)	382,368	98,443
Income tax expense	(976)	(763)	(2,873)	(2,626)
Income from unconsolidated joint ventures	1,552	1,692	14,569	4,654
Net income (loss)	142,835	(93,768)	394,064	100,471
Net (income) loss attributable to noncontrolling interest	(3,888)	2,477	(10,616)	(2,540)
Net income (loss) available to common stockholders	$138,947	$(91,291)	$383,448	$97,931

Earnings per common share available to common stockholders:
Basic:
Net income (loss) available to common stockholders	$0.58	$(0.40)	$1.62	$0.43
Diluted:
Net income (loss)	$0.58	$(0.40)	$1.62	$0.43
Dividends declared per common share	$0.67	$0.67	$2.01	$2.01

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income (loss) (1)(2)	$142,835	$(93,768)	$394,064	$100,471
(Deduct gain) add back loss from real estate dispositions	(56,169)	749	(160,634)	(13,932)
Add back loss (deduct gain) from real estate dispositions of unconsolidated joint ventures	2	(4,483)	(14,745)	(6,438)
Sub-total	86,668	(97,502)	218,685	80,101
Elimination of non-cash items included in net income:
Depreciation and amortization	86,097	81,072	256,745	247,301
Depreciation - unconsolidated joint ventures	2,951	3,379	9,379	10,561
Add back provision for impairments on real estate properties	4,942	28,105	42,453	43,732
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	—	4,430	—
Add back unrealized loss on warrants	—	87	43	927
Nareit funds from operations (“Nareit FFO”)	$180,658	$15,141	$531,735	$382,622

Weighted-average common shares outstanding, basic	239,282	227,507	236,027	227,393
Restricted stock and PRSUs	634	904	903	1,065
Omega OP Units	6,701	6,168	6,547	6,078
Weighted-average common shares outstanding, diluted	246,617	234,579	243,477	234,536

Nareit funds from operations available per share	$0.73	$0.06	$2.18	$1.63

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$180,658	$15,141	$531,735	$382,622
Add back
Uncollectible accounts receivable (3)	2,206	143,296	22,357	144,501
Provision for credit losses	25,511	32,076	28,023	33,577
Stock-based compensation expense	5,706	5,122	16,913	14,380
Loss on debt extinguishment	642	896	30,707	896
Acquisition, merger and transition related costs	—	36	1,814	62
Severance	—	853	—	853
Deduct
Non-recurring revenue	(5,909)	(8,113)	(11,914)	(11,941)
Recovery on direct financing leases	—	(324)	(717)	(1,076)
Add back unconsolidated joint venture related
Uncollectible accounts receivable (3)	—	1,584	—	1,584
Loss on debt extinguishment	—	1,227	457	2,425
Adjusted funds from operations (“AFFO”) (1)(2)	$208,814	$191,794	$619,375	$567,883

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,102	$2,440	$6,152	$7,316
Capitalized interest	—	(2,608)	(804)	(9,708)
Non-cash revenue	(12,125)	(8,288)	(35,751)	(28,786)
Funds available for distribution (“FAD”) (1)(2)	$198,791	$183,338	$588,972	$536,705

(1)	The three and nine months ended September 30, 2021 includes the application of $9.3 million and $11.7 million, respectively, of Agemo and Gulf Coast security deposits (letter of credit and cash deposits) in revenue.
(2)	The three and nine months ended September 30, 2021 includes $6.5 million of revenue related to Gulf Coast recognized based on our ability to offset uncollected rent against the interest and principal (in the fourth quarter) of certain debt obligations of Omega.
(3)	Straight-line accounts receivable write-off recorded as a reduction to Rental income.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for current expected credit losses, severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of September 30, 2021
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)
Real estate investments (1)	887	$9,279,729	91%	883	89,515
Mortgage notes receivable	65	873,737	9%	61	6,567
	952	$10,153,466	100%	944	96,082
Assets held for sale	11	21,528
Total investments	963	$10,174,994

	As of September 30, 2021
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)	($000’s)
SNFs/Transitional care (1)	795	$7,879,070	78%	787	84,993	$93
Senior housing (3)	157	2,274,396	22%	157	11,089	$205
	952	$10,153,466	100%	944	96,082	$106
Assets held for sale	11	21,528
Total investments	963	$10,174,994

(1) Includes one facility under a direct financing lease totaling $10.8 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue by Investment Type (000's)	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
Rental property	$243,840	87%	$697,180	86%
Real estate tax and ground lease income	3,581	1%	9,472	1%
Mortgage notes	23,047	8%	70,693	9%
Other investment income and miscellaneous income - net	11,204	4%	35,515	4%
	$281,672	100%	$812,860	100%

Revenue by Facility Type (000's)	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
SNFs/Transitional care	$217,964	77%	$627,948	77%
Senior housing	48,923	18%	139,925	17%
Real estate tax and ground lease income	3,581	1%	9,472	1%
Other	11,204	4%	35,515	5%
	$281,672	100%	$812,860	100%

	As of	2021 Q3	% of Total
	September 30, 2021	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Facilities (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	64	$97,560	10.1%
Consulate	85	94,910	9.8%
Maplewood	17	66,875	6.9%
Communicare	43	64,231	6.6%
Genesis	44	55,314	5.7%
Agemo	51	53,106	5.5%
Saber	50	52,693	5.4%
Brookdale	24	44,484	4.6%
HHC	44	37,640	3.9%
Guardian	35	36,916	3.8%
Remaining Operators (3)	463	366,652	37.7%
	920	$970,381	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building and 23 facilities related to an operator that declared bankruptcy in October 2021.

	As of September 30, 2021
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Facilities (1)	Investment (1)(2)	Investment
Florida	133	$1,553,597	15.3%
Texas	114	993,481	9.7%
Michigan	46	646,478	6.3%
Indiana	70	640,554	6.3%
California	53	581,541	5.7%
Ohio	46	568,127	5.6%
Pennsylvania	48	547,067	5.4%
Virginia	28	421,378	4.1%
New York	1	335,710	3.3%
North Carolina	39	327,645	3.2%
Remaining 32 states	315	3,130,039	30.7%
	893	9,745,617	95.6%
United Kingdom	59	445,586	4.4%
	952	$10,191,203	100.0%

(1) Excludes 11 facilities with total investment of approximately $21.5 million classified as assets held for sale.

(2) Excludes $37.8 million of allowance for credit losses.

	As of September 30, 2021
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2021	$3,428	$—	$3,428	0.4%
2022	—	44	44	0.0%
2023	3,800	598	4,398	0.5%
2024	4,099	7,330	11,429	1.2%
2025	5,034	5,296	10,330	1.1%

(1) Based on annualized 3rd quarter 2021 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended June 30, 2021	53.2%	33.5%	13.3%
Three-months ended March 31, 2021	50.6%	38.2%	11.2%
Three-months ended December 31, 2020	51.0%	38.1%	10.9%
Three-months ended September 30, 2020	51.6%	37.2%	11.2%
Three-months ended June 30, 2020	52.4%	36.4%	11.2%

(1) Excludes all facilities considered non-core.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended June 30, 2021	74.2%	1.63x	1.28x
Twelve-months ended March 31, 2021	75.3%	1.80x	1.44x
Twelve-months ended December 31, 2020	78.1%	1.86x	1.50x
Twelve-months ended September 30, 2020	80.1%	1.87x	1.51x
Twelve-months ended June 30, 2020	82.2%	1.84x	1.48x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of September 30, 2021:

	Unsecured Debt
Debt Maturities ($000’s)	Revolving Credit Facility and OP Term Loan (1)	Senior Notes (1)	Subordinated Notes	Secured Debt	Total Debt Maturities
2021	$—	$—	$20,000	$—	$20,000
2022	—	—	—	2,275	2,275
2023	—	350,000	—	—	350,000
2024	—	400,000	—	—	400,000
2025	50,000	400,000	—	—	450,000
2026	—	600,000	—	—	600,000
Thereafter	—	3,150,000	—	361,688	3,511,688
	$50,000	$4,900,000	$20,000	$363,963	$5,333,963

(1) Excludes issuance and deferred financing costs.

The following table presents real estate investment activity:

	Three Months Ended		Nine Months Ended
Real Estate Investment Activity ($000's)	September 30, 2021		September 30, 2021
	$ Amount	%	$ Amount	%
Real property	$9,617	5.6%	$604,121	73.7%
Construction-in-progress	80,125	46.7%	109,047	13.3%
Capital expenditures	15,819	9.2%	34,787	4.2%
Mortgages	66,000	38.5%	72,420	8.8%
Other	—	—%	—	—%
Total	$171,561	100.0%	$820,375	100.0%